EX 26 (h) i. c2.

BUSINESS AGREEMENT

THIS AGREEMENT is entered into as of the 7th day of March, 2003 (the “Effective Date”) by and among C.M. Life Insurance Company, a life insurance company organized under the laws of the State of Connecticut (on behalf of itself and certain of its separate accounts and hereinafter referred to as “C.M. Life”); MML Distributors, LLC (the “Distributor”), a limited liability company organized under the laws of the State of Connecticut; AMERICAN FUNDS DISTRIBUTORS, INC. (“AFD”), a corporation organized under the laws of the State of the California; and CAPITOL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, C.M. Life proposes to issue, now and in the future, certain multi-manager variable life insurance policies and variable annuity contracts that provide certain funds (“Funds”) of the American Funds Insurance Series (the “Series”) as investment options (the “Contracts”);

WHEREAS, C.M. Life has established pursuant to the insurance law of the State of Connecticut one or more separate accounts (each, an “Account”) with respect to the Contracts and has or will register each Account with the United States Securities and Exchange Commission (the “Commission”) as a unit investment trust under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”) (unless the Account is exempt from such registration);

WHEREAS, the Contracts, which are or will be registered (unless exempt from such registration) by C.M. Life with the Commission for offer and sale, will be, to the best of its knowledge and belief, in compliance with all applicable laws prior to being offered for sale;

WHEREAS, the Distributor, a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the National Association of Securities Dealers, Inc. (the “NASD”), will serve as principal underwriter of the Contracts and will arrange for the distribution of the Contracts;

WHEREAS, AFD, a broker-dealer registered under the 1934 Act, a member of the NASD, and the principal underwriter of the shares of the Series, will provide certain marketing assistance in connection with the Contracts;

WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, Class 2 shares of certain Funds in the Series will be available as an underlying investment to the Contracts pursuant to the terms of a Fund Participation Agreement among the Series, CRMC and C.M. Life to be executed in the form attached hereto as Exhibit A (the “Fund Participation Agreement”); and

WHEREAS, CRMC, by virtue of an Investment Advisory and Service Agreement between CRMC and the Series, will serve as investment adviser to the Series, as the term “investment adviser” is defined in the 1940 Act.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, C.M. Life (on behalf of itself and each Account), the Distributor, AFD and CRMC hereby agree as follows:

Duties of C.M. Life

1. CRMC will make available for use in the Contracts certain Funds that it has in the Series, as described in the Fund Participation Agreement.

2. C.M. Life will administer the Contracts and the Accounts, including all Contract owner service and communication activities, such as: filing any reports or other filings required by any law or regulation; establishing each Account; creating the Contracts, confirmation and other administrative forms or documents; and obtaining all required regulatory approvals to permit the sale and maintenance of the Contracts.

3. C.M. Life will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts or the Series, if, to its knowledge, any of the foregoing contains any material misstatements.

4. C.M. Life will provide to AFD and/or CRMC, upon AFD’s and/or CRMC’s reasonable request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions or requests for no-action letters that may have a material impact on the operation of the Series, and all amendments to any of the above, that relate to the Contracts. C.M. Life will advise AFD and CRMC immediately of:

(a)	the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Contracts or the initiation of any proceedings for that purpose;

(b)	the institution of any regulatory proceeding, investigation or hearing involving the offer or sale of the Contracts of which it becomes aware; or

(c)	the occurrence of any material event that, if known, makes untrue any statement made in the registration statement of the Contracts or the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

5. Other than the 12b-1 fees provided for in the Fund Participation Agreement and as provided below, C.M. Life and the Distributor will bear their respective expenses under this Agreement, including:

(a)	the cost of providing service to Contract owners;

(b)	the expenses and fees of registering or qualifying the Contracts and the Account under federal or state laws;

(c)	any expenses incurred by C.M. Life employees in assisting AFD and/or CRMC in performing AFD’s and/or CRMC’s duties hereunder;

(d)	the marketing expense allowance payable to AFD in consideration for AFD’s marketing assistance, as provided for under this Agreement (including, without limitation, the provisions of Sections 17 and 18 hereof), which shall be %, multiplied by the amount of new and subsequent purchase payments made under the Contracts and initially allocated to the Series. It is understood that the % shall not apply to allocations into the Series resulting from exchanges from other products issued by C.M. Life or any of its affiliated companies or transfers from other Subaccounts within the Contracts. The marketing expense allowance will be paid monthly in arrears;

provided, however, that, pursuant to Section 9 of the Fund Participation Agreement, the Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to the Fund Participation Agreement.

6. C.M. Life or its agents will receive and process applications and purchase payments in accordance with the terms of the Contracts and the current prospectus. All applications for Contracts are subject to acceptance or rejection by C.M. Life in its sole discretion.

7. C.M. Life shall amend its registration statement for its Contracts under the 1933 Act and the 1940 Act from time to time as required by law, and, should it ever be required, under the state securities laws, in order to effect the continuous offering of its Contracts. C.M. Life also shall file for approval of the Contracts under state insurance laws, when necessary, and maintain registration of the Accounts (unless the Accounts are exempt from such registration) under the 1940 Act.

8. Subject to a reasonable amount of time to notify Contract owners, C.M. Life may invoke its then existing limits on transfers as stated in the Contracts or in a Contract’s prospectus. C.M. Life reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

Duties of Distributor

9. C.M. Life acknowledges that the distribution of Contracts pursuant to this Agreement will take place primarily through registered representatives of MML Investors Services, Inc., an affiliate of the Distributor and a co-distributor of the Contracts (“MML registered representatives”). C.M. Life further acknowledges that MML Investors Services, Inc. maintains policies and procedures that are reasonably designed to achieve compliance with applicable securities laws and regulations, including, but not limited to, rules and regulations governing replacements and exchanges of variable contracts. AFD and CRMC each acknowledge, however, that the Distributor and C.M. Life have selling agreements with certain non-affiliated broker-dealers (“Members”) for additional distribution of the Contracts through the Members’ registered representatives. Subject to the following paragraph, C.M. Life agrees to provide to AFD and CRMC on monthly basis in writing information on a Fund basis regarding the volume of sales of the Contracts and the name of each registered representative of the Members selling the Contracts.

C.M. Life, the Distributor, AFD and CRMC acknowledge that many of the selling agreements with Members provide that the Distributor and C.M. Life may not use Members’ names unless authorized by Members prior to such use. In order to accomplish the duties outlined in the paragraph above but not violate selling agreements with Members, any Member or registered representative of Member who meets the above criteria shall be reported to AFD and CRMC on a non-identifiable basis. Should AFD and CRMC desire, on a reasonable basis and in good faith, to learn the identity of any Member or registered representative of Member, AFD and CRMC shall notify C.M. Life. C.M. Life will then, in good faith, attempt to obtain the consent of said Member or registered representative of Member to release their name to AFD and CRMC.

AFD and CRMC agree to use the names of Members and registered representatives of Members for internal proposes only and for the sole purpose of providing additional wholesaling support, as outlined in Section 18 herein.

Any selling agreement between Distributor and a Member described in this Section 9 will provide that:

(a)	each Member will distribute the Contracts only in those jurisdictions in which the Contracts are registered or qualified for sale and only through duly licensed registered representatives of the Members who are properly appointed with C.M. Life to sell the Contracts in the applicable jurisdiction(s);

(b)	all applications and initial and subsequent payments under the Contracts collected by the Member will be remitted promptly by the Member to C.M. Life at such address as it may from time to time designate; and

(c)	each Member will comply with all applicable federal and state laws, rules and regulations with respect to sales of the Contracts.

10. The Distributor represents that, with respect to the sale of Contracts by Members, its selling agreements with such Members require Members to comply with all applicable statutory and regulatory requirements.

11. The Distributor will promptly provide Members with current prospectuses, and any supplements thereto, for the Contracts and for the Series. The Distributor will use reasonable efforts to ensure that its registered representatives deliver only the currently effective prospectuses of the Contracts and the Series to existing clients.

12. The Distributor will use reasonable efforts to provide information and marketing assistance to MML registered representatives and to Members, including preparing and providing such registered representatives with advertising materials and sales literature, and other promotional or marketing materials. The Distributor will provide wholesaling and marketing services with respect to the Contracts.

13. The Distributor will use reasonable efforts to ensure that any sales literature and advertising materials it disseminates with respect to the Contracts conforms with the requirements of all pertinent federal and state laws and roles and regulations thereunder. AFD shall have the right to approve all sales material that mentions AFD’s name and/or the Series (the “AFD Material”) prior to its use. The Distributor shall send all AFD Material to AFD’s Marketing Coordinator (Julie Cook) at the AFD address listed in Section 46 of this Agreement or such other person as AFD may direct the Distributor in writing (any such person shall be referred to as the “AFD Reviewer”). The AFD Material will be deemed approved unless the AFD Reviewer notifies the C.M. Life Reviewer (as herein defined) of any required changes within five business days of his/her receipt of the AFD Material. No review of sales material produced by C.M. Life shall be necessary if all references contained in such materials regarding AFD and/or the Series are identical to those references that appear in the Series’ current prospectus or statement of additional information.

C.M. Life shall have the right to approve all sales material that mentions C.M. Life’s and/or the Distributor’s name (the “C.M. Life Material”) prior to its use. AFD and/or CRMC shall send all C.M. Life Material to C.M. Life’s Annuity Marketing Representative (John Rafferty) at the C.M. Life address listed in Section 46 of this Agreement or such other person as C.M. Life may direct AFD and/or CRMC in writing. C.M. Life Material will be deemed approved unless the reviewer for C.M. Life notifies the AFD and/or CRMC of any required changes within five business days of his/her receipt of C.M. Life Material. No review of sales material produced by the AFD and/or the Series shall be necessary if all references contained in such materials regarding C.M. Life and/or the Distributors are identical to those references that appear in C.M. Life’s current Contract prospectus(es) or statement(s) of additional information.

14. The Distributor will be responsible for filing sales literature and advertising materials, where necessary, with appropriate regulatory authorities, including the NASD, used in connection with its marketing efforts for the Contracts.

15. The Distributor will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts or the Series, if, to its knowledge, any of the foregoing contains any material misstatements.

16. Subject to Section 5 herein, the Distributor will bear all its expenses of providing services under this Agreement, including the costs attributable to wholesaling efforts, advertising, and producing and distributing sales literature and prospectuses used by MML registered representatives and the Members with prospective Contract owners, provided that, pursuant to Section 9 of the Fund Participation Agreement, the Series shall bear the expenses for the cost of registration of its shares, preparation of its prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to the Fund Participation Agreement.

17. The Distributor will provide AFD and/or CRMC, upon AFD’s and/or CRMC’s reasonable request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions or requests for no-action letters, and all amendments to any of the above, that relate to the Contracts and materially impact the Series. The Distributor will advise AFD and CRMC upon becoming aware of:

(a)	the institution of any regulatory proceeding, investigation or hearing involving the offer or sale of the Contracts of which they become aware and which materially impact the Series; or

(b)	the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Contracts or the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

Duties of AFD

18. AFD will bear its expenses of providing services under this Agreement. AFD will conduct training of C.M. Life wholesalers regarding CRMC’s approach to investment management and specific Subaccount positioning and sales. Training will include initial hire training, periodic training in conjunction with sales meetings, and remedial help and refresher training. From time to time, AFD will provide, at its expense, speakers and panelists at due diligence meetings regarding the Contracts.

19 FD will furnish to C.M. Life and/or the Distributor such information with respect to the Series in such form as C.M. Life and/or the Distributor may reasonably request. AFD will advise C.M. Life and/or the Distributor upon becoming aware of:

(a)	the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

(b)	the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

(c)	the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

Duties of CRMC

20 CRMC agrees to allow C.M. Life to include in the Contracts certain Funds described in the Fund Participation Agreement. CRMC will cause the Series: (a) to make available for use in the Contracts the Funds in the Series, as described in the Fund Participation Agreement and (b) to adequately diversify the Funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder relating to the diversification requirements for variable annuity, endowment and life insurance contracts.

21 CRMC will furnish to C.M. Life and/or the Distributor such information with respect to the Series in such form as C.M. Life and/or the Distributor may reasonably request. CRMC will advise C.M. Life and the Distributor upon becoming aware of:

(a)	the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

(b)	the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

(c)	the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

22. CRMC will bear is expenses of providing services under this Agreement.

23. The Series will pay C.M. Life a Rule 12b-1 service fee to be accrued daily and paid monthly at an annual rate of         % of the average daily net assets of the Class 2 assets of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in Subaccounts corresponding to the Class 2 shares of each Fund so long as the Series’ 12b-1 plan is effective with respect to the Class 2 shares of a Fund. Such payments shall be calculated by the Series and be paid by the Series to C.M. Life as soon as practicable after the end of each month and in any event within thirty days.

Joint Duties

24. All the parties to this Agreement will cooperate in the development of advertising, sales literature and all other sales materials to be used with respect to the Funds.

25. The parties shall coordinate with each other in the filing with the Commission of amendments to the registration statements for the Contracts (if required by law) and for the Series, respectively.

26. Each of the parties hereto agrees: (a) to comply with all laws applicable to it in the sale of Contracts and (b) to refrain from participating, cooperating, or assisting in any way with its or any third party’s (i) development of marketing programs or other activities (written or oral) which directly encourage exchanges from the Contracts or (ii) creation of broker and/or client marketing tools which provide direct comparisons between the Contracts and any other investment products directly targeting the holders of the Contracts to exchange or transfer assets from the Contracts, unless such marketing programs or other activities or broker or client tools relate to variable insurance products issued by C.M. Life or an affiliate; or if agreed to by the parties.

Representations and Warranties

27. C.M. Life represents and warrants to AFD and CRMC that:

(a)	each of the recitals applicable to it and/or each Account is true and correct;

(b)	a registration statement under the 1933 Act and under the 1940 Act (if required by law) with respect to the Contracts and each Account has been or will be filed with the Commission (a copy of which will be delivered to AFD, upon request, when effective), and copies of any and all amendments thereto will be forwarded to AFD, upon reasonable request, at the time that they are filed with the Commission (if required by law);

(c)	each such registration statement (if required by law) and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to C.M. Life or the Distributor by AFD or CRMC expressly for use therein;

(d)	C.M. Life is validly existing as a life insurance company under the laws of the State of Connecticut, with power (corporate or other) to own its properties and conduct its business, as described in the prospectus for the Contracts, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(e)	the Contracts to be issued through the Account have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the prospectus (if a prospectus is required by law) and in the Contracts, will be duly and validly issued, and will conform to the description of the Contracts contained in the prospectuses (if a prospectus is required by law);

(f)	the performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which C.M. Life is a party or by which C.M. Life is bound, C.M. Life’s charter as a life insurance company or By-Laws or any order, rule or regulation of any court or governmental agency or body having jurisdiction over C.M. Life or any of their properties; and no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained by the Effective Date of this Agreement is required for the consummation by C.M. Life of the transactions contemplated by this Agreement, except for the Commission’s approval of the registration statement referred to in Section 26(b) hereof;

(g)	there are no material legal or governmental proceedings pending to which C.M. Life or the Account is a party or of which any property of C.M. Life or the Account is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by C.M. Life which, if determined adversely to C.M. Life, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of C.M. Life;

(h)	any information furnished in writing by C.M. Life to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the Series’ registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder;

(i)	C.M. Life will materially comply to the best of its knowledge and belief with all applicable requirements of state insurance laws and regulations in connection with the Contracts;

(j)	C.M. Life will use its best efforts to comply with all applicable requirements of state insurance taws and regulations in connection with the sale of the Contracts; and

(k)	C.M. Life will not pay commissions to persons who, to the best of the C.M. Life’s knowledge, are not appropriately licensed in a manner as to comply with applicable state insurance laws and regulations.

28. The Distributor represents and warrants to AFD and CRMC that:

(a)	each of the recitals applicable to it is true and correct;

(b)	The Distributor is validly existing as a limited liability company under the laws of the State of Connecticut, and it is a broker-dealer duly registered with the Commission pursuant to the 1934 Act and is a member in good standing of the NASD, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(c)	there are no material legal or governmental proceedings pending to which the Distributor is a party or of which any property of the Distributor is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by the Distributor which, if determined adversely to the Distributor, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of the Distributor; and

(d)	any information furnished in writing by the Distributor to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the registration statement’s failing to conform materially in all respects to the requirements of the 1933 Act and 1940 Act and the roles and regulations thereunder.

29. AFD and CRMC represent and warrant to C.M. Life and the Distributor that:

(a)	each of the recitals applicable to it, them, and/or the Series is true and correct;

(b)	a registration statement under the 1933 Act (File No. 2-86838) and under the 1940 Act (File No. 811-3857) with respect to the Series has been filed with the Commission in the form previously delivered to C.M. Life and the Distributor, and copies of any and all amendments thereto will be forwarded to C.M. Life at the time that they are filed with the Commission;

(c)	the registration statement for the Series and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the roles and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to AFD or CRMC by C.M. Life or the Distributor expressly for use therein;

(d)	AFD is validly existing as a corporation under the laws of the State of California and is a broker-dealer duly registered with the Commission pursuant to the 1934 Act and is a member in good standing of the NASD, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(e)

CRMC is validly existing as a corporation under the laws of the State of Delaware and it is an investment adviser duly registered with the Commission pursuant to the Investment Advisers Act of 1940, with power

(corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(f)	the shares to be issued by the Series have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the Series prospectus, will be duly and validly issued, and will conform to the description of such shares contained in that prospectus;

(g)	the performance of duties under this Agreement by AFD and CRMC will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which AFD or CRMC is a party or by which AFD or CRMC is bound, the Articles of Incorporation or By-Laws of AFD or CRMC, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over AFD or CRMC or its property;

(h)	there are no material legal or governmental proceedings pending to which AFD or CRMC is a party or of which any property of AFD or CRMC is subject, other than as set forth in the prospectus relating to the Series, and other than litigation incidental to the kind of business conducted by AFD or CRMC which, if determined adversely to AFD or CRMC, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of AFD or CRMC;

(i)	CRMC and AFD will use reasonable efforts to ensure that no offering, sale or other disposition of the Contracts will be made until it has been notified by C.M. Life that the subject registration statements (if required by law) have been declared effective and that the Contracts have been released for sale by C.M. Life, and that such offer, sale or other disposition shall be limited to those jurisdictions that have approved or otherwise permit the offer and sale of the Contracts by C.M. Life;

(j)	any information furnished in writing by AFD or CRMC to C.M. Life or the Distributor for use in a registration statement (if required by law) of the Contracts will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and the rules and regulations thereunder; and

(k)	AFD will comply with all applicable requirements of state broker-dealer regulations and the 1934 Act as each applies to AFD and shall conduct its affairs in accordance with the rules of the NASD.

Indemnification

30. AFD and/or CRMC agree to indemnify C.M. Life and/or the Distributor (or any affiliate, control person, shareholder, director, officer, employee or agent of C.M. Life and/or the Distributor) from, and hold them harmless against, any and all losses, claims, liabilities incurred (including amounts paid in settlement with the written consent of AFD and/or CRMC) or litigation (including reasonable legal fees and costs relating to the investigation and/or defense of any action) arising out of any act or omission of AFD and/or CRMC (or those of its affiliates) relating to:

(a)	rendering services, or breaching, this Agreement;

(b)	the failure by the Series or CRMC to adequately diversify the various Funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder relating to the diversification requirements for variable annuity, endowment, and life insurance contracts

(c)	the failure by the Series or CRMC to supply C.M, Life with information sufficient to adequately calculate its accumulation and /or annuity unit values as required by law and the registration statement (if required by law) for the Account;

(d)	unlawful conduct, bad faith, willful misfeasance or gross negligence on the part of AFD and/or CRMC; or

(e)	the failure by Series and CRMC to invest the assets of each Fund in accordance with the Fund’s investment objective, policies and restrictions;

provided, however, that indemnification will not be provided hereunder for any such liability that results from the actions of C.M. Life and/or the Distributor or from C.M. Life’s and/or the Distributor’s failure to fulfill their respective duties and obligations arising under this Agreement.

31. C.M. Life and/or the Distributor agree to indemnify AFD and/or CRMC (or any affiliate, control person, shareholder, director, officer, employee or agent of AFD and/or CRMC) from, and hold them harmless against, any and all losses, claims, liabilities incurred (including amounts paid in settlement with the written consent of C.M. Life and/or the Distributor) or litigation (including reasonable legal fees and costs relating to the defense of any action) arising out of any act or omission of C.M. Life and/or the Distributor (or those of its affiliates) relating to:

(a)	rendering services under, or breaching, tiffs Agreement; or

(b)	unlawful conduct, bad faith, willful misfeasance or gross negligence on the part of C.M. Life and/or the Distributor;

provided, however, that indemnification will not be provided hereunder for any such liability that results from the actions of AFD and/or CRMC or from AFD’s and/or CRMC’s failure to fulfill their respective duties and obligations arising under this Agreement.

32. Any party seeking indemnification (the “Potential Indemnitee”) will promptly notify any party from whom they intend to seek indemnification (each a “Potential Indemnitor”) of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be Responsible to indemnify a Potential Indemnitee under this Agreement.

33. With respect to any claim, the parties shall cooperate with one another in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other party, at all times, shall have the right to intervene in the defense of the case.

34. If a party is defending a claim and indemnifying the other party or parties hereto, and: (a) a settlement proposal is made by the claimant or (b) the defending party desires to present a settlement proposal to the claimant, then the defending party promptly shall notify the other party hereto of such settlement proposal together with its counsel’s recommendation. If the defending party desires to enter into the settlement and the other party fails to consent within five business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the other party, from the time it fails to consent forward, shall defend the claim and shall farther indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount.

Regardless of which party is defending the claim, if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a “Specific Performance Settlement”), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this Section 34 shall not apply.

35. The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty days from the commencement of the same unless such time period is extended by the written agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys’ fees, costs and expenses.

Rule 12b-1 Fee

36. If the Series 12b-1 plan is no longer effective or is no longer applicable to the Funds in the Contracts (the “12b-1 Termination”), C.M. Life, AFD, CRMC and the Series shall discuss, in good faith, alternate fee arrangements and/or a reallocation of marketing expenses. If no new agreement is reached within thirty days after the t2b-1 Termination (or at such later date mutually acceptable to all of the parties), C.M. Life, at its option, may elect to terminate this Agreement, and/or may elect to obtain an order of exemption pursuant to Section 26(b) of the 1940 Act (the “Substitution Order”) for the Fund(s) or a vote of Contract owners authorizing redemption and substitution of Fund shares. The Series, AFD and CP, MC shall cooperate with C.M. Life in obtaining and implementing any such Substitution Order.

Termination

37. This Agreement may be terminated:

(a)	by mutual agreement at any time; or

(b)	by any party at any time upon six months’ written notice to the other parties but in no event sooner than two years following the Effective Date; or

(c)	at C.M. Life’s option, pursuant to Section 36 hereof; or

(d)	at C.M. Life’s option by written notice to AFD and/or CRMC if C.M. Life shall determine in its sole judgment exercised in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(e)	at AFD or CRMC’s option by written notice to C.M. Life if either AFD or CRMC shall determine in its sole judgment exercised in good faith, that C.M. Life has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

38. If this Agreement terminates, the parties shall cooperate after termination to effect an orderly windup of the business.

Miscellaneous

39. This Agreement shall be governed by the laws of the State of California.

40. This Agreement (along with the Fund Participation Agreement) constitutes the entire agreement amount parties pertaining to Contracts, and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect to the subject matter hereof. If there should be any conflict between the terms of the Agreement and those of the Fund Participation Agreement, the terms of the Fund Participation Agreement shall govern.

41. This Agreement may be amended from time to time only by agreement in writing of the parties.

42. No waiver of any provision nor consent to any exceptions to the terms of this Agreement shall be effective unless that waiver or consent is executed in writing by the parties and then only for the specific purpose, extent and instance so provided.

43. This Agreement and the parties’ rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

44. This Agreement shall inure to the benefit of and be binding upon C.M. Life, the Distributor, AFD and CRMC, and their respective successors and permitted assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained.

45. This Agreement and any amendment to it may be executed in one or more counterparts. All of those counterparts shall constitute one and the same agreement. Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

46. All notices, requests, demands and/or other communications permitted or required hereunder shall be in writing and shall be sent by nationally recognized overnight courier, and/or by certified mail, return receipt requested, addressed to each party (other than the Distributor) to the individuals and at the address shown in the notice provisions of the Fund Participation Agreement, or at such other address as a party has directed in writing.

If to C.M. Life:

C.M. Life Insurance Company

140 Garden Street

Hartford, CT 06154

Attention: Office of the General Counsel

If to the Distributor:

MML Distributors, LLC

1414 Main Street

Springfield, MA 01144

If to AFD:

American Funds Distributors, Inc.

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Kevin G. Clifford, President

Facsimile No.: 213-486-9223

with a copy to:

American Funds Distributors, Inc.

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,

Fund Business Management Group

Facsimile No.: 213-486-9041

If to CRMC:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Michael J. Downer, Senior Vice President and Legal Counsel,

Fund Business Management Group, and Secretary

Facsimile No.: 213-486-9041

with a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,

Fund Business Management Group

Facsimile No.: 213-486-9041

A notice shall be presumed to have been received: (a) on the day after it was sent if sent by overnight courier, so long as a receipt evidencing that it was sent, in fact, by overnight courier is obtained or (b) on the day that the recipient signs the receipt if sent by certified mail.

47. The provisions of this Agreement are severable. Should any provision hereof be held unlawful or invalid by any competent authority, the remainder of the Agreement shall remain in full force and effect.

48. The provisions contained in Sections 2, 4, 5 (except for 5(d)), 6-8, 17, 19-23, 25-26, 30-35 and 38-48 shall survive the termination of this Agreement for so long as any of the Series’ shares remain as investment options in any of the Contracts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

C.M. LIFE INSURANCE COMPANY (on behalf of itself and each Account)

Attest:	By:	/s/ David O’ Leary
Jennifer B. Sheehan	Its:	SVP

MML DISTRIBUTORS, LLC

Attest:	By:	/s/ Gregory M. Williams
/s/ P A Booker	Its:	President

AMERICAN FUNDS DISTRIBUTORS, LLC

Attest:	By:	/s/ Michael Downer
/s/ Signature not legible	Its:	Secretary

CAPITOL RESEARCH AND MANAGEMENT COMPANY

Attest:	By:	/s/ Michael Downer
/s/ Signature not legible	Its:	Vice President and Secretary